EXHIBIT 99.1

February 23, 2011

Re: 2010 Unaudited Preliminary Financial Highlights
Dear Seattle Bank Members,
On February 17, the Seattle Bank announced preliminary financial highlights for 2010, reporting $20.5 million of net income, compared to a $161.6 million net loss for 2009. As stated in our press release, our 2010 net income, while registering a significant year-over-year improvement, was considerably constrained by additional charges on our investments in private-label mortgage-backed securities (MBS) classified as other-than-temporarily impaired.
Our improved year-over-year net income is certainly a positive step for the Seattle Bank cooperative. Among other effects, it has helped us to increase our retained earnings and improve our overall capital position. It has also enabled a $2.3 million contribution to our 2011 Affordable Housing Program.
At the same time, continuing foreclosures, a still uncertain job market, and other factors that have adversely affected our business and our economy persist. As we work through what we expect will be a slow economic recovery, we continue to focus on stabilizing our business and preparing for a return to more normal operations-which include redeeming and repurchasing capital stock and delivering a market rate of return on your investments in the cooperative. We believe that our Consent Arrangement with the Federal Housing Finance Agency, which we entered into on October 25, 2010, provides us with a clear path to more normal operations, and we are committed to achieving the following goals:

•	Addressing the requirements of the Consent Arrangement

•	Strengthening our balance sheet while employing sound risk management strategies

•	Strengthening our capital position through growth in our retained earnings

•	Closing the gap between our market value of equity (MVE) and par value of capital stock (PVCS)
We will track our progress using a variety of measures, including the following key metrics.
MVE/PVCS Ratio
Our MVE to PVCS ratio compares the market value of our assets minus the market value of our liabilities to the par value of our capital stock (including mandatorily redeemable capital stock). As of December 31, 2010, our MVE to PVCS ratio had increased to 75.7 percent, compared to 52.6 percent at the end of 2009.

MVE/PVCS Ratio: 12/31/06 - 12/31/10
Retained Earnings
Our retained earnings represent our accumulated net income and serve as a buffer against unexpected losses. Primarily as a result of reduced other-than-temporary credit losses in 2010 as compared with 2009, our retained earnings balance increased to $73.4 million, as of December 31, 2010, from $52.9 million at the end of 2009.

Retained Earnings: 12/31/06 - 12/31/10

Return on PVCS vs. Fed Funds
The return on our PVCS compares our net income to our average PVCS, including mandatorily redeemable capital stock, on a quarterly basis. We compare our return on the PVCS to the fed funds effective rate for the same period. Even though we cannot currently pay dividends on our capital stock, longer-term that is our goal, and we want our members to understand our returns relative to this short-term investment. For the years ended December 31, 2010 and 2009, the return on our PVCS was 0.73 percent and (5.79) percent, compared to annual average fed funds effective rates of 0.18 percent and 0.16 percent.

Return on PVCS vs. Fed Funds (Effective) Rate: 12/31/06 - 12/31/10
We will regularly report on our progress in each of these areas so that you, as members and shareholders, can track our success in achieving our goals. It's fair to say that as we work through a still-challenging economy, there will likely be some peaks and valleys in our performance. Our goal, however, is that the overall trend will be positive over time.
Rest assured that, as in all times, our primary goals are to constantly improve the value of your shareholder interest in the franchise, enhance the safety and soundness of the organization, and ensure your ready access to liquidity and funding to support the success of your business and the availability of affordable homes and economic development in your communities.
We encourage you to read the press release announcing our 2010 preliminary financial highlights, which is available on our website at www.fhlbsea.com. As we stated in that announcement, we will file our 2010 annual report by March 31, 2011. In the interim, please feel free to contact us at any time with questions or concerns.

Thank you for your continued support of your Seattle Bank cooperative.
Sincerely,

/s/ William V. Humphreys
William V. Humphreys
Chairman of the Board

/s/ Steven R. Horton
Steven R. Horton
Acting President and Chief Executive Officer

This Member News contains forward-looking statements, including preliminary financial information as of and for the year ended December 31, 2010, for which the Seattle Bank's external auditor has not completed its audit. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements, because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, demand for advances, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K filed with the SEC and subsequent 10-Q filings. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.

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